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                                     ASSET


                              PURCHASE AGREEMENT


                                    BETWEEN


                     HANGER PROSTHETICS & ORTHOTICS, INC.,

                                                   AS BUYER

                                      AND

                         FORT WALTON ORTHOPEDIC, INC.,
                                      AND
                           MOBILE LIMB & BRACE, INC.

                                  AS SELLERS


                                      AND


                        FRANK DECKERT, RONALD DECKERT,
                        THOMAS DECKERT, ROBERT DECKERT,
                                      AND
                                 CHARLES LEE,

                                                   AS SOLE SHAREHOLDERS


                                  MAY 8, 1997


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

                               TABLE OF CONTENTS

 SECTION NO. AND TITLE                                                 PAGE NO.
 ---------------------                                                 --------
 1.  Sale of Assets                                                        2

 2.  Assumption of Liabilities                                             2

 3.  Closing                                                               3

 4.  Purchase Price                                                        3

 5.  Employment and Non-Competition Agreements                             6

 6.  Instruments of Transfer; Payment of Purchase                          7
     Price; Further Assurances

 7.  Representations and Warranties of the Sellers                        12
     and Sole Shareholders

 8.  Representations and Warranties of the Buyer                          22

 9.  Covenants of the Sellers and Sole Shareholders                       24

10.  Conditions Precedent to the Obligations of the                       35
     Sellers and Sole Shareholders

11.  Conditions Precedent to the Obligations of the                       38
     Buyer

12.  Termination and Survival of Covenants,                               42
     Representations and Warranties

13.  Indemnification                                                      43

14.  Risk of Loss                                                         47

15.  Brokerage                                                            48

16.  Bulk Sales                                                           49

17.  Waivers and Notices                                                  49

18.  Assignment                                                           50

19.  Press Release                                                        50

20.  Use of Sellers' Financial Information                                51

21.  Costs and Expenses                                                   51

22.  Miscellaneous                                                        51

23.  Governing Law                                                        52

Schedules


1.1  Purchased Assets

1.2  Excluded Assets

2.1  Assumed Liabilities

4.1  Earn-Out Payment Summary

4.2  Allocation of Purchase Price

7.1  Claims and Liabilities

7.2  Liens on Purchased Assets

7.3  Litigation

7.4  Consents

9.1  Working Capital

16.1 Compliance with Uniform Commercial Code - Bulk Transfers

B-7  List of Sellers' Employees to be Hired by Buyer

B-8  Accrued Vacation of Sellers' Employees

F-1  Environmental Report for 8333 North Davis Hwy, Pensacola, FLA

F-2  Environmental Report for 28 Perry Avenue SE, Fort Walton
     Beach, FLA


Exhibits


A -  Form of Promissory Note

B -  Forms of Employment and Non-Competition Agreements

C -  Form of Non-Competition Agreement

D -  Form of Bill of Sale

E -  Form of Lease Agreement

                           ASSET PURCHASE AGREEMENT

     ASSET PURCHASE AGREEMENT ("Agreement"), dated as of May 8, 1997, by and between HANGER PROSTHETICS & ORTHOTICS, INC., a Delaware corporation with executive offices at 7700 Old Georgetown Road, Second Floor, Bethesda, Maryland 20814 (hereinafter referred to as "Buyer"); FORT WALTON ORTHOPEDIC, INC., a Florida corporation with executive offices at 28 Perry Avenue SE, Fort Walton Beach, Florida 32548, and MOBILE LIMB & BRACE, INC., an Alabama corporation with executive offices at 1725 Springhill Avenue, Mobile, Alabama 36604 (hereinafter referred to as "Sellers"); and FRANK L. DECKERT, an individual residing at 11 Windermere, Fort Walton Beach, Florida 32548, RONALD
A. DECKERT, an individual residing at 502 Pocahontas Drive, Fort Walton Beach, Florida 32547, THOMAS D. DECKERT, an individual residing at 1 Dogwood, Shalimar, Florida 32579, ROBERT P. DECKERT, an individual residing at 918 Pocahontas Drive, Fort Walton Beach, Florida 32547, and CHARLES R. LEE, an individual residing at 1316 Middle Ring Road, Mobile, Alabama 36608 (hereinafter referred to as the "Sole Shareholders").

     WHEREAS, the Sellers desire to sell substantially all of their assets to the Buyer and the Buyer desires to purchase substantially all of said assets of the Sellers.

     NOW, THEREFORE, in consideration of the mutual covenants, promises and understandings herein set forth and subject to the terms and conditions hereof, the parties hereto agree as follows:

     1. SALE OF ASSETS. At the Closing hereinafter referred to, the Sellers will sell, transfer, assign, convey and deliver to the Buyer and the Buyer will purchase, accept and acquire from the Sellers, free and clear of all liens, claims, encumbrances, charges and restrictions whatsoever except as noted herein, substantially all the assets of Sellers (excluding cash and vehicles), including, without limitation, all inventory, work in progress, accounts receivable, prepaid expenses, security deposits, leasehold improvements, machinery, equipment, patents and trademarks, if any, customer lists and files, all contracts, leases, furniture, supplies, trade fixtures, trade names of the business conducted by Sellers, all telephone numbers serving said business and access to, or copies of, books of accounts, files, papers and records relating to the business of the Sellers, all as more fully set forth on Schedule 1.1 hereto ("Purchased Assets"), but specifically excluding all accounts due to Sellers from officers, directors and/or affiliates of Sellers, as well as all other assets set forth on Schedule 1.2 hereto.

     2. ASSUMPTION OF LIABILITIES. Except as set forth on Schedule 2.1 hereto relating to the assumption by Buyer of certain liabilities of Sellers, Buyer will not assume any liabilities whatsoever of Sellers.

     3. CLOSING. The Closing ("Closing") shall take place either by mutually agreeable mail or wire delivery of documents and funds or at the offices of Freedman, Levy, Kroll & Simonds, 1050 Connecticut Avenue, N.W., Washington, D.C. 20036 on May 9, 1997; provided, however, that the Closing may be adjourned for any reason by either the Buyer, the Sellers or the Sole Shareholders to a mutually agreeable date, up to the close of business on May 9, 1997. Any extension beyond May 9, 1997 must be agreed to in writing by the Buyer, the Sellers and the Sole Shareholders.

     4. PURCHASE PRICE. Subject to the provisions of paragraph 4(d) below, the Purchase Price for the Purchased Assets and the non-competition agreement referred to in paragraph 5 herein shall be Three Million Eight Hundred Fifteen Thousand Dollars ($3,815,000), consisting of cash, a promissory note and shares of common stock of Hanger Orthopedic Group, Inc. ("Hanger"), as set forth below:

          (a) The cash portion of the Purchase Price shall be Two Million Five Hundred Sixty Five Thousand Dollars ($2,565,000), payable to the Sellers at the Closing, with $38,150 of the Purchase Price being allocated to the non-competition agreement referred to in paragraph 5 herein;

          (b) The delivery at the Closing of Buyer's Promissory Note, in the form attached hereto as Exhibit A, in the amount of Seven Hundred Fifty Thousand Dollars ($750,000), payable to the Sellers in five (5) equal annual installments of $150,000 on first, second, third, fourth and fifth anniversary dates of the Closing, together with interest from the date of Closing on the unpaid balance at the rate of eight and one-quarter percent (8.25%) per annum; and

          (c) The issuance of Five Hundred Thousand Dollars ($500,000) worth of common stock of Hanger, based upon the closing sale price of such stock on the American Stock Exchange on the date which is two (2) days prior to the date of the Closing; provided, however, that in the event such closing sale price of such stock is less than Six Dollars ($6.00) per share, then in lieu of the issuance of such shares the Buyer shall issue to the Seller at the Closing a promissory note in the principal amount of $500,000, payable to the Sellers in three (3) equal annual installments of $166,666 on the first and second anniversary dates of the Closing and $166,667 on the third anniversary date of the Closing, together with interest on the unpaid balance at the rate of eight and one-quarter percent (8.25%) per annum.

          (d) Notwithstanding anything else contained in this paragraph 4, in the event the net sales of the business to be conducted with the Purchased Assets in the counties of Escambia, Santa Rose, Okaloosa and Walton in the State of Florida equal or exceed the following minimum amounts during the following periods, together with wage and materials expenses being no more than fifty eight and one-half percent (58.5%) of the net sales during each such period and the average accounts receivable during each such period being no more than seventy (70) days outstanding for purposes of inclusion in such net sales amounts for that period, all as set forth in greater detail in Schedule 4.1 hereto, then the Purchase Price for the Purchased Assets shall be increased by up to One Hundred Forty Thousand Dollars ($140,000) during each 12-month period in which such minimum net sales amounts are achieved during the five-year period immediately following the Closing, for a maximum possible increase of Seven Hundred Thousand Dollars ($700,000): (i) during the first 12-month period immediately following the Closing, the minimum net sales must be at least $2,500,000; (ii) during the second 12-month period immediately following the Closing, the net sales must be at least $2,750,000; (iii) during the third 12-month period immediately following the Closing, the minimum net sales must be at least $3,025,000; (iv) during the fourth 12-month period immediately following the Closing, the net sales must be at least $3,327,500; and (v) during the fifth 12-month period immediately following the Closing, the net sales must be at least $3,660,250. Any such increases in the Purchase Price shall be paid by the Buyer to the Seller within sixty (60) days after the end of the 12-month period in which such an increase in the Purchase Price was earned. For purposes of this paragraph 4(d), the term "net sales" shall mean recorded gross revenues (excluding inter-company sales) for orthotic and prosthetic services rendered with the Purchased Assets in the above-referenced counties in the State of Florida, less reductions in gross revenues for contractual, discounts, disallowances and bad debts.

          (e) The parties agree to allocate the Purchase Price for the Purchased Assets and the non-competition agreement referred to in paragraph 5 herein for all purposes (including financial accounting and tax purposes) in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, as reflected in the allocation schedule attached hereto as Schedule 4.2.

     5. EMPLOYMENT AND NON-COMPETITION AGREEMENTS. As of the date of the Closing, Frank Deckert shall enter into an employment and non-competition agreement with the Buyer, substantially in the form of Exhibit B-1 hereto. As of the date of the Closing, Ronald Deckert shall enter into an employment and non-competition agreement with the Buyer, substantially in the form of Exhibit B-2 hereto. As of the date of the Closing, Thomas Deckert shall enter into an employment and non-competition agreement with the Buyer, substantially in the form of Exhibit B-3 hereto. As of the date of the Closing, Robert Deckert shall enter into an employment and on-competition agreement with the Buyer, substantially in the form of Exhibit B-4 hereto. As of the date of the Closing, Charley Lee shall enter into an employment and non-competition agreement with the Buyer, substantially in the form of Exhibit B-5 hereto The Sellers and the Sole Shareholders shall cause the following four employees of Seller to each enter into employment and non-competition agreements with the Buyer as of the date of the Closing, substantially in the form of Exhibit B-6 hereto: Jeffery Hendrix, Eric Pause, Eugene Grubbs and Jack Pranzarone. The Sellers and the Sole Shareholders shall each enter into a five (5) year non-competition agreement with the Buyer as of the date of the Closing, substantially in the form of Exhibit C hereto.

     6.   INSTRUMENTS  OF  TRANSFER;   PAYMENT  OF  PURCHASE  PRICE;   FURTHER
ASSURANCES.

          (a) At the Closing, the Sellers and the Sole Shareholders shall deliver to the Buyer:

                (i)   All executed documents required to be
                      delivered by the Sellers and/or the Sole Shareholders, together with a bill of sale, substantially in the form of Exhibit D hereto;

                (ii) Such other instrument or instruments of transfer as shall be necessary or appropriate to vest in the Buyer good and marketable title to the Purchased Assets; and

                (iii) To the extent reasonably possible,  such other consents, permissions, or other authorizations as shall, in the opinion of Buyer's counsel, be necessary or appropriate to permit Sellers to consummate the transaction contemplated by this Agreement.

          (b)   At the Closing, the Buyer shall deliver to the Sellers:

                (i) Cash, certified check, or wired funds, in the amount of $2,565,000 representing the cash portion of the Purchase Price for the Purchased Assets;

                (ii) A Promissory Note, made by the Buyer and substantially in the form of Exhibit A hereto, in the principal amount of $750,000, payable annually over five (5) years with interest from the date of Closing on the unpaid balance at the rate of eight and one-quarter percent (8.25%) per annum; and

                (iii) Such further  instruments  as Sellers or any creditor or other person to whom Sellers are, obligated on any lease, agreement or instrument may timely and reasonably request as a condition to the release of the Sellers from their obligations, if any, being assumed by the Buyer at the Closing, including lease obligations, provided the Buyer shall not be required to deliver (and it shall not be a condition of Sellers' obligation to close that Buyer shall so deliver) any such instrument if, in the reasonable opinion of the Buyer or the Buyer's counsel, the effect of the delivery of such instrument might be to modify, increase or otherwise adversely affect the

                      Buyer's   liability  or   obligation   to  such  lessor,
                      sublessor, creditor or other person.

          (c)   Following the Closing:

                (i) As promptly as practicable but subject to the provisions of paragraph 4(c) hereof, Buyer shall cause the transfer agent of Hanger common stock to deliver to Sellers that number of shares of Hanger common stock equal to $500,000. Based on the closing sale price per share of Hanger common stock on the American Stock Exchange on the date which is two (2) days immediately prior to the date of Closing;

                (ii) In the event the provisions of paragraph 4(d) apply in the event the net sales of the business to be conducted with the Purchased Assets exceed the minimum net sales for any 12-month period during the five (5) years immediately following the Closing, then the Buyer shall pay to the Sellers the increased portion of the Purchase Price as provided in paragraph 4(d) hereof within the time period specified in paragraph 4(d) hereof;

                (iii) at  the  request  of  the  Buyer,  in  addition  to  the documents and instruments to be delivered at Closing, Sellers shall deliver any further instruments of transfer and take all reasonable action as may be necessary or appropriate to transfer to the Buyer all licenses and permits that are transferable that are necessary for the operation of the Purchased Assets listed on Schedule 1.1;

                (iv) Sellers, at no cost or charge to Buyer, will provide Buyer with access to, or copies of, all accounting information (including schedules, analyses of accounts and the like) for the past three (3) years and for the current year period, to and including the Closing, necessary for Buyer to conduct the on-going business being purchased from Sellers; and

                (v) As promptly as practicable, Sellers shall take all steps necessary to change its corporate and trade names and deliver to

                      Buyer proof of such change, with Buyer having the sole and exclusive right from and after the Closing to use the names "Fort Walton Orthopedic" and "Mobile Limb & Brace."


     Sellers agree to preserve with commercially reasonable efforts all books and records of Sellers at Sellers' executive offices in Fort Walton Beach, Florida, for a period of five years after the Closing.

     7. REPRESENTATIONS AND WARRANTIES OF THE SELLERS AND SOLE SHAREHOLDERS. The Sellers and the Sole Shareholders represent and warrant to the Buyer as follows:

          (a) POWER. Sellers are, and at the Closing shall be, duly organized, validly existing and in good standing under the laws of Florida and Alabama, respectively, and have all requisite power and authority to own, operate and lease their properties, to carry on their business as now being conducted, and to enter into this Agreement and perform their obligations hereunder.

          (b) ABSENCE OF UNDISCLOSED LIABILITIES. Except as set forth on the unaudited balance sheet, dated September 30, 1996, of the Sellers or in Schedule 7.1 hereto, the Sellers and the Sole Shareholders do not know, or have reasonable ground to know, of any basis for assertion against the business conducted at and by Sellers, as of the date of this Agreement, of any claim or liability of any nature.

          (c) NO ADVERSE CHANGE. Since September 30, 1996, Sellers and the Sole Shareholders do not know of (i) any material adverse change in the financial condition, or in the operations, business, prospects, properties or assets of Sellers or (ii) any damage, destruction or loss to any of the properties or assets of Sellers, whether or not covered by insurance, which has materially and adversely affected or impaired or which does or may materially and adversely affect or impair the ability of Sellers to conduct their business, except that the landlord of Sellers at 1725 Springhill Avenue, Mobile, Alabama 36604 has notified Sellers of the non-renewal of such lease upon its expiration in July 1997. Except as otherwise shown on
                Schedule 9.1 hereto, there has
                been no material change in the working capital from that reflected on the balance sheet of Sellers dated September 30, 1996, contained in the unaudited financial statements of Sellers as of that date.

          (d) TAX RETURNS AND PAYMENTS. Sellers has filed all required Federal, state and local tax returns and reports and has duly paid all taxes, including payroll taxes, and other governmental charges upon it or its properties, assets, income, franchises, licenses or sales, material to Sellers or Sellers' operations, which are due, and will pay those that will be due when they become due, except as set forth on
                Schedule 7.1 hereto.

          (e)   TITLE TO PROPERTY AND ASSETS.  Except as set forth on Schedule
                7.2 hereto, Sellers have good title, free and clear of all liens, claims, encumbrances, charges, easements and restrictions whatsoever, to their properties and assets, real, personal and intangible, listed in Schedule 1.1 hereto.

          (f) CONDITION OF PROPERTY. The Purchased Assets are in good operating condition and repair.

          (g) INVENTORIES. The inventories of raw material, work in process and finished goods (collectively called "Inventory") shown or to be shown on the balance sheet of Sellers to be included in financial statements for the period ended September 30, 1996 represent Inventory that is usable and salable at not less than values reflected. Such Inventory, subject to increase and decrease in the ordinary course of business since September 30, 1996, shall be transferred to Buyer at the Closing.

          (h)   LITIGATION,  ETC.  Except to the extent set forth in  Schedule
                7.3 hereto, there is no suit, action or litigation, administrative, arbitration or other proceeding or governmental investigation or inquiry or any change in the environment, zoning or building laws, regulations or ordinances affecting the real property or leasehold property of Sellers or its business operations, pending or, to the knowledge of the Sellers or the Sole Shareholders, threatened, which might, severally or in the aggregate, adversely affect the financial condition, business, property, assets, or prospects of Sellers. Neither Sellers nor the

                Sole Shareholders have received notice that the Sellers is in violation in any material respect, of any laws, ordinances, requirements, regulations or orders applicable to their business and property.

          (i) AUTHORITY. The Sole Shareholders are the only owners, beneficially and of record, of all the outstanding shares of capital stock of the Sellers and no other person or entity has any right to acquire any interest whatsoever in, or vote any shares of, the Sellers. Sellers and the Sole Shareholders have taken, or will have taken prior to Closing, all necessary corporate action to approve this Agreement and the performance of their obligations hereunder.


          (j) COMPLIANCE WITH OTHER INSTRUMENTS, ETC. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will conflict with or result in any violation of or constitute a default under any term of the respective Articles of Incorporation or Bylaws of the Sellers or any agreement, mortgage, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, law or regulation by which the Sellers are bound which is essential to the conduct, on an ongoing basis by the Buyer, of the business of the Sellers.

          (k) CONSENTS. Except as set forth on Schedule 7.4 hereto, no consents of any Federal, state or local governmental body are necessary in connection with this transaction or the assignment to Buyer of any contracts held by Sellers.

          (l) PATENTS AND TRADEMARKS. Neither the Sellers nor the Sole Shareholders have any knowledge of any claim or reason to believe that the Sellers are or may be infringing on or otherwise acting adversely to the rights of any person under or in respect of any patent, trademark, service mark, trade name, copyright, license, or other similar intangible right. Sellers are not obligated or under any liability to make any payments by way of royalties, fees or otherwise to any owner or licensee or other claimant to the patent, trademark, trade name copyright or other intangible asset with respect to the use thereof or in connection with the conduct of Sellers' business.

          (m) ADVERSE AGREEMENTS. Sellers are not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation which materially and adversely affects or, so far as the Sellers can now foresee, may in the future adversely affect the business operations, prospects, properties, assets or condition, financial or otherwise, of the business conducted by the Sellers with the Purchased Assets.

          (n) BROKERS. Except for the services and related fees of O&P Entrepreneur Network, for which Sellers and the Sole Shareholders agree to be solely liable, all negotiations relating to this Agreement and the transactions contemplated hereby have been carried on without the intervention of any other person in such manner as to give rise to any valid claim against Sellers for a finder's fee, brokerage commission or other like payment. The Sellers and the Sole Shareholders have not done any act which gives rise to any valid claim against the Buyer for a finder's fee, brokerage commission or other like payment.

          (o) MISLEADING, FALSE OR OMITTED STATEMENTS. No representation or warranty by Sellers or the Sole Shareholders herein or in any document attached hereto or supplied to Buyer by Sellers or the Sole Shareholders contains or will contain any untrue statement of material fact or omits or will omit to state a material fact (of which Sellers or the Sole Shareholders have knowledge or notice) required to make the statements herein or therein made, in the light of the circumstances under which such statements were made, not misleading.

          (p) ENVIRONMENTAL COMPLIANCE. Neither the Sellers nor any of their past owned or leased real properties or operations, are subject to or the subject of, any proceeding, order, settlement, or other contract or agreement arising under any environmental laws, rules or regulations, nor has any investigation been commenced or is any proceeding threatened against the Sellers under any environmental laws, rules or regulations with regard to the Sellers' business activities. Except as set forth in Schedules F-1 and F-2, the Sellers have not received any written notice, report or other written information regarding any actual or alleged violation of any environmental laws, rules or regulations, or any liabilities or potential liabilities, including any investigatory remedial or corrective obligations, relating to the Sellers' business activities or the real properties owned or operated by the Sellers and arising under any environmental laws, rules or regulations. Except as set forth in Schedules F-1 and F-2, none of the following exists, nor has ever existed, at any real property previously owned by the Sellers or currently operated by the Sellers: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls or (4) landfills, surface impoundments or disposal areas. The Sellers have not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released any substance, or owned or operated any real property (and no such real property is contaminated by any such substance) in a manner that has given or could reasonably be expected to give rise to onsite or offsite liabilities pursuant to any environmental laws, rules or regulations, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damage or attorney fees, or any investigative, corrective or remedial obligations. The Sellers have provided, as set forth in Schedules F-1 and F-2, Buyer with correct and complete copies of all reports and studies within the possession or control of the Sellers with respect to past or present environmental conditions or events at any of real properties presently or previously owned or operated by the Sellers.

     8. REPRESENTATIONS AND WARRANTIES OF THE BUYER. Buyer represents and warrants to the Sellers and the Sole Shareholders as follows:

          (a) ORGANIZATION; GOOD STANDING. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and authorized to do business in the States of Florida and Alabama, with all requisite corporate power to own, operate and lease its properties and assets and to enter into and perform its obligations hereunder. At the

                Closing, the Buyer will be qualified to do business and will be in good standing as a foreign corporation in Florida and Alabama.

          (b) LITIGATION. There is no suit, action, or litiga tion, administrative, arbitration or other proceeding or governmental investigation pending or, to the knowledge of the officers of the Buyer, threatened, which might, severally or in the aggregate, materially and adversely affect the financial condition or prospects of the Buyer.

          (c) AUTHORITY. The Buyer has taken, or will have taken prior to the Closing, all necessary corporate action to approve this Agreement and the performance of its obligations hereunder.

          (d) BROKERS. All negotiations relating to this Agree ment and the transactions contemplated hereby have been carried on without the intervention of any other person in such manner as to give rise to any valid claim against the Buyer for a finder's fee, brokerage commission or other like payment. The Buyer has not done any act which gives rise to any valid claim against the Sellers or the Sole Shareholders for a finder's fee, brokerage commission or other like payment.

          (e) COMPLIANCE WITH OTHER INSTRUMENTS, ETC. Neither the execution nor the delivery of this Agreement nor the consummation of the transactions contemplated hereby, will conflict with or result in any violation of or constitute a default under any term of the Articles of Incorporation or Bylaws of Buyer or any agreement, mortgage, indenture, franchise, license, permit, authorization, lease or other instrument, judgment, decree, order, law or regulation by which Buyer is bound which is essential to the conduct of the business of the Buyer on an ongoing basis.

          (f) ADVERSE AGREEMENTS. Buyer is not a party to any agreement or instrument or subject to any charter or other corporate restriction or any judgment, order, writ, injunction, decree, rule or regulation which materially and adversely affects or, so far as the Buyer can now foresee, may in the future adversely affect the ability of Buyer to perform its obligations hereunder.

          (g) EMPLOYMENT OF SELLERS' EMPLOYEES. Buyer agrees to hire, as of the date of Closing, those employees of the Sellers as set forth in Schedule B-7 hereto.

     9. COVENANTS OF THE SELLERS AND THE SOLE SHAREHOLDERS. The Sellers and the Sole Shareholders agree that, prior to the Closing:

          (a) CONSENTS. Sellers and the Sole Shareholders shall obtain all consents and authorizations of third parties and make all filings with and give all notices to third parties which may be necessary or reasonably required in order to effect the transaction contemplated hereby and to assign all contracts and all licenses described in Schedule 1.1 hereto.

          (b) BUSINESS ORGANIZATION. Up to the time of Closing, Sellers and the Sole Shareholders will use their best efforts to preserve Sellers' business organization intact and to keep available the services of its employees and representatives and will preserve the goodwill of its employees, customers, suppliers and others having business relations with them. Sellers and Sole Shareholders shall cause each of the following to occur as of the Closing: (i) Frank Deckert shall enter into an employment and non-competition agreement with the Buyer, substantially in the form of Exhibit B-1 hereto; (ii) Ronald Deckert shall enter into an employment and non-competition agreement with the Buyer, substantially in the form of Exhibit B-2 hereto; (iii) Thomas Deckert shall enter into an employment and non-competition agreement with the Buyer, substantially in the form of Exhibit B-3 hereto;
                (iv) Robert Deckert shall enter into an employment and non-competition agreement with the Buyer, substantially in the form of Exhibit B-4 hereto; (v) Charley Lee shall enter into an employment and non-competition agreement with the Buyer, substantially in the form of Exhibit B-5 hereto; and (vi) Jeffery Hendrix, Eric Pause, Eugene Grubbs and Jack Pranzarone shall each enter into an employment and non-competition agreement with the Buyer, substantially in the form of Exhibit B-6 hereto. The Sellers and the Sole Shareholders shall each enter into a five (5) year non-competition agreement with the Buyer as of the date of the Closing, substantially in the form of Exhibit C hereto.

          (c) TRANSACTIONS OUT OF ORDINARY COURSE OF BUSINESS. Except with the prior written consent of the Buyer, the Sellers shall not enter into any transaction out of the ordinary course of the businesses conducted by Sellers.

          (d) MAINTENANCE OF PROPERTIES, ETC. Subject to Section 7(f), Sellers will maintain all of the assets described in Schedule
                1.1 in reasonable operating repair, order and condition, reasonable wear excepted, and will maintain insurance upon all of such properties up through the date of Closing and, with respect to the conduct of its business, in such amounts and of such kinds comparable to that in effect on the date of this Agreement.

          (e) MAINTENANCE OF BOOKS, ETC. Sellers will maintain its books, accounts and records in the usual manner on a basis consistent with prior years, unless otherwise directed by the Buyer. Sellers will duly comply in all material respects with all laws and regulations applicable to the conduct of its business.

          (f) ACCESS TO PROPERTIES, ETC. Sellers will give to the Buyer and to its counsel, accountants, investment advisors and other representatives, full access during normal business hours to all of the properties, books, tax returns, contracts, commitments and records of Sellers, and will furnish to the Buyer all such documents, certified if requested, and information with respect to its affairs as the Buyer may from time to time reasonably request.

          (g) LEASES. Sellers and Sole Shareholders covenant to lease to Buyer from and after the Closing the Sellers' premises located at 28 Perry Avenue, SE, Fort Walton Beach, Florida for an initial term of five (5) years at a monthly rental rate of $4,000 plus utilities, together with such other terms and conditions as contained in the form of lease agreement as attached hereto as Exhibit E. Sellers and Sole Shareholders further covenant to cause the landlords of Sellers to transfer to Buyer, as the new tenant, as of the Closing the leases, without any material changes, for the Sellers offices located at (i) 826 Creighton Road, Suite B-100, Pensacola, Florida 32504; (ii) 8333

                North Davis Highway, Pensacola, Florida 32514; and (iii) 1725 Springhill Avenue, Mobile, Alabama 36604, which lease will expire in July 1997.

          (h) MINIMUM NON-CASH WORKING CAPITAL AMOUNT. Sellers and the Sole Shareholders covenant that the aggregate minimum non-cash working capital of Sellers at Closing will be $400,000. In the event the aggregate minimum non-cash working capital of Sellers at Closing is less than $400,000, then Sellers and the Sole Shareholders shall contribute at Closing the additional amount of cash necessary to satisfy such minimum working capital requirement. In the event the aggregate minimum non-cash working capital of Sellers at Closing appears to be more than $400,000, then such excess working capital amount shall be conclusively determined on or about the date which is nine (9) months after the Closing, being at the same time of the accounts receivable adjustment under Paragraph 9(j) hereof, and with such determination being made in accordance with the method shown in the examples contained in Schedule
                9.1 hereto, with any actual excess amount of such working capital over $400,000 being payable by Buyer to Sellers at that time.

          (i) NAME CHANGE. Immediately after the Closing, Sellers change its corporate, business and trade names and consent to whatever action is necessary for Buyer to exclusively use the names "Fort Walton Orthopedic" and "Mobile Limb & Brace."


          (j) ACCOUNTS RECEIVABLE. The Sole Shareholders agree to guarantee the accounts receivable of Sellers as of the date of Closing ("Accounts Receivable"), as evidenced by a list prepared by Sellers and delivered to, and accepted by, Buyer at the Closing, or as soon as possible thereafter, with such guarantee of the Accounts Receivable being up to the amount of Accounts Receivable necessary for the Sellers to satisfy the $400,000 minimum non- cash working capital requirement under Paragraph 9(h) hereof. If, by a date nine (9) months after the Closing, Buyer has not collected an amount of Accounts Receivable sufficient to satisfy the Sellers' minimum non-cash working capital requirement of $400,000 under Paragraph 9(h) hereof as of the date of Closing, then in such event the Sole Shareholders shall pay Buyer the difference between the Sellers' minimum non-cash working capital requirement of $400,000 under Paragraph 9(h) hereof and the amount of collected Accounts Receivable, with notice from Buyer of the amount of said difference and upon assignment of all then uncollected Accounts Receivable back to Sellers.

          (k) EQUIPMENT LEASES. Sellers and the Sole Shareholders shall assign to Buyer at the Closing all equipment leases held by the Sellers or the Sole Shareholders which relate to the conduct of the Sellers' business.

          (l) PURCHASE FOR INVESTMENT. With respect to the common stock of Hanger ("Hanger Stock") being delivered at the Closing, the Sole Shareholders represent and warrant to the Buyer and Hanger as follows:

                (i) EXPERIENCE. The Sole Shareholders are capable of evaluating the merits and risks of this investment, have the capacity to protect their own respective interests, and have the financial ability to bear the economic risks of the investment.

                (ii) INVESTMENT. The Sole Shareholders are acquiring the Hanger Stock for investment for their own account and not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. The Sole Shareholders understand that the Hanger Stock to be delivered has not been and may not be registered under the Securities Act of 1933 (the "Securities Act") by reason of an exemption from the registration provisions of the Securities Act, the availability of which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of its representations as contained herein. The following Sole Shareholders are domiciled in the State of Florida:
                      Frank Deckert, Ronald Deckert, Thomas Deckert and Robert Deckert. Charles Lee is domiciled in the State of Alabama.

                (iii) HOLDING PERIOD.  The Sole Shareholders  acknowledge that the Hanger Stock may not be sold in the absence of an effective registration statement under the Securities

                      Act or unless an exemption from such registration is available.

                (iv) ACCESS TO INFORMATION. The Sole Shareholders have had an unlimited opportunity to discuss Hanger's business, management and financial affairs with its management and the opportunity to review in detail Hanger's property, books, accounts, records, contracts and documents and all other information related to the Sole Shareholders' investment in Hanger. The Sole Shareholders' questions pertaining to Hanger were answered fully and to the Sole Shareholders' satisfaction.

                (v) SECURITIES ADMINISTRATORS. The Sole Shareholder understands that no securities administrator of any state has made any finding or determination relating to the fairness of the investment and that no securities administrator of any state has or will recommend or endorse the purchase of the Hanger Stock.

                (vi) TRANSFER AND LEGEND. The Hanger Stock shall not be sold, pledged, hypothecated or otherwise transferred unless it is registered under the Securities Act and applicable state securities laws or is exempt therefrom. The Sole Shareholders acknowledge that each certificate representing the Hanger Stock shall be endorsed with a legend which provides substantially as follows:

                      The securities evidenced hereby have not been registered under the Securities Act of 1933, or the laws of any other jurisdiction, and may not be sold, transferred, assigned, pledged or otherwise distributed unless there is an effective registration statement under such Act and applicable securities laws covering such securities or Hanger receives an opinion of counsel for the holder of the securities (concurred in by counsel for Hanger) stating that such sale, transfer, assignment, pledge or distribution is exempt from the registration and prospectus delivery requirements of such Act and applicable securities laws.

          (m) TAX RETURNS. Sellers and the Sole Shareholders agree to provide Buyer, prior to the Closing, with complete copies of the Sellers' state and federal tax returns for the Sellers' fiscal years of 1994, 1995 and 1996.


     10. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE SELLERS AND SOLE SHAREHOLDERS. All obligations of the Sellers and the Sole Shareholders under this Agreement are subject to the fulfillment, at the option of the Sellers and the Sole Shareholders, at or prior to the date of the Closing, of each of the following conditions:

          (a) The representations and warranties of Buyer herein contained shall be true on and as of the date of Closing with the same force and effect as though made on and as of said date, except as affected by the transaction contemplated hereby.

          (b) The Buyer shall have performed all its obligations and agreements and shall have complied with all its covenants in this Agreement to be performed and complied with by the Buyer at or prior to the Closing, including the payment of the Purchase Price provided for herein.

          (c) Sellers shall have received a certificate of the Buyer, executed on behalf of the Buyer by its President, dated the date of Closing, in form and substance satisfactory to counsel for the Sellers, certifying as to the fulfillment of the matters specified in paragraphs (a) and (b) of this Section 10.

          (d) Freedman, Levy, Kroll & Simonds ("FLK&S"), counsel to the Buyer, shall have delivered to Sellers, an opinion, dated the date of the Closing, in form and substance satisfactory the Sellers, to the following effect:

                (i) Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, authorized to do business in the States of Florida and Alabama, with all requisite corporate power and authority to own, operate and lease their property and assets;

                (ii) Buyer has corporate power and authority to execute and deliver this Agreement, and has taken all action required by law, its Certificate of Incorporation, By-Laws or otherwise to authorize such execution and delivery and to consummate the acquisition contemplated hereby, and this Agreement have been duly executed and delivered by Buyer and are valid and binding obligations of the Buyer, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and general principals of equity;

                (iii) After reasonable investigation,  the extent of which may be specifically set forth, it is not aware of any action, suit or proceeding at law or in equity or by or before any government instrumentality or agency now pending or threatened against or affecting Buyer, or any property or rights of Buyer; and

                (iv) To the best of its knowledge, the Buyer is not in default with respect to any judgment, writ, injunction or decree of any court or government agency and the Buyer is not in default in the performance, observance or fulfillment of any material obligation, covenant or agreement by which it is bound or by which any of its assets are affected.

                      In giving such opinion, such counsel may rely, as to matters of fact, upon certificates of officers of the Buyer.

          (e) Sellers shall have received a certificate of Buyer as to the incumbency of its officers.

     11. CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE BUYER. All obligations of the Buyer under this Agreement are subject to the fulfillment, at the option of the Buyer, at or prior to the date of the Closing, of each of the following conditions:

          (a) The representations and warranties of the Sellers and the Sole Shareholders herein contained shall be true on as of the date of the Closing, with the same force and effect as though made on and as of said date, except as affected by transactions contemplated hereby.

          (b) The Sellers and the Sole Shareholders shall have performed all of their obligations and agreements and complied with all of the covenants contained in this Agreement to be performed and complied with by them prior to the date of the Closing.

          (c) The Buyer shall have received a certificate of the Sellers, executed by its President, dated the date of the Closing, in form and substance satisfactory to FLK&S, certifying as to the fulfillment of the matters mentioned in paragraphs (a) and (b) of this Section 11.

          (d) The Buyer shall have received evidence, reasonably satisfactory to the Buyer and FLK&S, that all of the consents set forth in Schedule 7.4 hereto, if any, have been duly obtained, and that all permits, licenses, patents, franchises, contracts and other authorizations necessary to the operation of Sellers' business and described in Schedule 1.1 hereto and that are transferable, have been transferred to or issued to the Buyer.

          (e) Chesser, Wingard, Barr, Whitney, Flowers and Fleet, P.A. ("CWBWFF"), counsel to the Sellers and the Sole Shareholders, shall have delivered to Buyer, an opinion, dated the date of the Closing, in form and substance satisfactory to FLK&S, to the following effect:

                (i) The Sellers are corporations duly organized, validly existing and in good standing under the laws of the States of Florida and Alabama, respectively, with all requisite corporate power and authority to own, operate and lease their properties and assets;

                (ii) Sellers have all requisite power to execute and perform their obligations under this Agreement;

                (iii) The execution,  delivery and  performance by the Sellers of this Agreement (a) has been duly authorized by all necessary action of Sellers and the Sole Shareholders,
                      (b) does not violate any provision of law and (c) to the best of CWBWFF's knowledge, will not result in a breach in, or constitute a default under, any indenture, agreement or other instrument to which the Sellers are party or by which Sellers or any of their properties or assets are bound;

                (iv) This Agreement has been duly executed and delivered by Sellers and the Sole

                      Shareholders. Assuming due execution by the Buyer, this Agreement constitutes the valid and binding obligation of the parties thereto enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and general principals of equity;

                (v) After reasonable investigation, the extent of which may be specifically set forth, CWBWFF is not aware of any action, suit or proceeding at law or in equity or by or before any government instrumentality or agency now pending or threatened against or affecting the ownership or operation of Sellers' business, or any property or rights of Sellers, except as set forth in Schedule 7.4 hereto; and

                (vi) To the best of CWBWFF's knowledge, the Sellers are not in default with respect to any judgment, writ, injunction or decree of any court or government agency which affects the ownership or operation of the business operated by Sellers and the Sellers are not in default in the performance, observance or fulfillment of any material obligation, covenant or agreement by which they are bound or by which any of the Purchased Assets are affected.

                      In giving such opinion, such counsel may rely, as to matters of fact, upon certificates of officers of the Sellers.

                (f) Buyer shall have received a certificate of the Sellers as to the incumbency of its officers.

     12. TERMINATION AND SURVIVAL OF COVENANTS, REPRESENTATIONS AND WARRANTIES. The covenants, representations and warranties contained in Sections 7 and 9 of this Agreement shall survive for a period of three years following the Closing.

     13. INDEMNIFICATION.

          (a) Sellers and the Sole Shareholders shall, and hereby agree to, indemnify and hold harmless, the Buyer at all times from and after the Closing date against and in respect to any damages, as hereinafter defined. Damages, as used herein, shall include any claims, actions, demands, losses, costs, reasonable expenses, liabilities (joint or several), penalties, and damages, including reasonable counsel fees incurred in investigation or in attempting to avoid the same or oppose the imposition thereof, resulting to Buyer from
                (i) any material inaccuracy of a representation made by the Sellers or the Sole Shareholders in or under this Agreement;
                (ii) a material breach of any of the warranties made by the Sellers or the Sole Shareholders in or under this Agreement;
                (iii) breach or default in the performance by Sellers or the Sole Shareholders of any of the covenants to be performed by either of them hereunder; and (iv) any non-assumed debts, liabilities, or obligations of the Sellers, whether accrued, absolute, contingent, or otherwise, due or to become due. The parties agree that the Sellers and the Sole Shareholders shall be responsible to deliver to the Buyer at the Closing the executed employment and non-competition agreements of each of Jeffrey Hendrix, Eric Pause, Eugene Grubbs and Jack
                Pranzarone, but that the Sellers and the Sole Shareholders shall not be liable for the possible breach of such employment and non-competition agreements by such four employees in the future after the Closing so long as neither of the Sellers nor any of the Sole Shareholders directly or indirectly participated in or encouraged any such breach. Notwithstanding anything else contained herein to the contrary, the parties hereto agree that Frank Deckert, Ronald Deckert, Thomas Deckert and Robert Deckert (the "Deckert Shareholders") shall not be liable for a breach of this Agreement by Charles Lee, unless the Deckert Shareholders have participated, directly or indirectly, in such breach, and likewise Charles Lee shall not be liable for a breach of this Agreement by the Deckert Shareholders unless Charles Lee has participated, directly or indirectly, in such breach.

          (b) Buyer agrees that, promptly on receipt by it of notice of any demand, assertion, claim or action, or proceeding, judicial or otherwise, with respect to any matter as to which Sellers and the Sole Shareholders have agreed to indemnify Buyer under the provisions of this Agreement, Buyer will give prompt notice thereof in writing to Sellers and the Sole Shareholders, together, in each instance, with a statement of such information respecting such demand, assertion, claim, action or proceeding as Buyer shall then have. Sellers and the Sole Shareholders reserve the right to contest and defend by all appropriate legal or other proceedings any demand, assertion, claim, action or proceeding with respect to which Sellers and the Sole Shareholders have been called upon to indemnify Buyer under the provisions of this Agreement; provided, however, that:

                (1) Notice of intention to so contest shall be delivered to Buyer within thirty (30) calendar days from the date of receipt by Sellers and the Sole Shareholders of notice of the assertion of such demand, assertion, claim, action, or proceeding;

                (2) Sellers or the Sole Shareholders shall pay all costs and expenses of such contest, including all attorneys' and accountants' fees and the cost of any bond required by law to be posted in connection with such contest; and

                (3) Such contest shall be conducted by reputable attorneys employed by Sellers or the Sole Shareholders with the written approval of Buyer, which approval shall not be unreason-ably withheld, at Sellers' and the Sole Shareholders' cost and expense, but the Buyer shall have the right to participate in such proceedings and to be represented by attorneys of its own choosing, at its own cost and expense.

     If after such opportunity, Buyer does not elect to participate, or does not participate, in any such proceedings, Buyer shall be bound by the results obtained by Sellers or the Sole Shareholders, including without limitation any out-of-court settlement or compromise.

     If Sellers or the Sole Shareholders elects to contest any demand, assertion, or claim, they shall not be obligated to make any payments to Buyer with respect thereto until the legal remedies available to Sellers, the Sole Shareholders or Buyer, as the case may be, with respect to such demand, assertion, or claim, shall have been exhausted.

     If requested by Sellers or the Sole Shareholders, Buyer agrees to cooperate with Sellers and the Sole Shareholders in contesting any demand, assertion, or claim that Sellers or the Sole Shareholders elect to contest, or, if appropriate, in the making of any counterclaim against the person asserting such demand, assertion, or claim or any cross-complaint against any person; but Sellers or the Sole Shareholders will reimburse Buyer for any expenses incurred by Buyer in so cooperating with the Sellers and the Sole Shareholders. If such counterclaim or cross-complaint results in receipt by the Buyer of amounts in excess of the amount that is subject to any such demand, assertion, or claim, such excess shall first be applied to the payment of the reasonable costs and expenses of the Sellers incurred in connection with such contest, counterclaim, or cross-complaint, and the balance shall be retained by Buyer.

     14. RISK OF LOSS. Sellers assume all risk of destruction, loss, or damage due to fire or other casualty up to the date of Closing. On said destruction, loss, or damage due to fire or other casualty of substantially all of the assets listed in Schedule 1.1 hereto, Buyer shall have the option to terminate this Agreement and all rights of Buyer, Sellers and the Sole Shareholders shall terminate. The Buyer shall notify Sellers within seven (7) days after receiving written notice of said destruction, loss, or damage due to fire or other casualty, of its decision to terminate this Agreement. If Buyer does not timely notify Sellers of termination, this Agreement shall remain in full force and effect; provided, however, that the Purchase Price shall be adjusted at the Closing to reflect such destruction, loss, or damage, and if Buyer and Sellers are unable to agree on the amount of such adjustment, the dispute shall be determined by an independent appraiser and such determination shall be binding on Buyer, Sellers and the Sole Shareholders.

     15. BROKERAGE. The Sellers and the Sole Shareholders agree to indemnify the Buyer and hold it harmless from and against any and all claims for any broker's or finder's fee or commission arising out of or based on any act of the Sellers or the Sole Shareholders. The Buyer agrees to indemnify the Sellers and the Sole Shareholders and hold them harmless from and against any and all claims for any broker's or finder's fee or commission arising out of or based on any act of the Buyer.

     16. BULK SALES. Sellers and the Sole Shareholders agree to do all acts necessary to fully comply with all applicable provisions of the Uniform Commercial Code - Bulk Transfers with respect to the transaction forming the subject matter of this Agreement, and to provide Buyer with satisfactory evidence, as set forth in Schedule 16.1 hereto, of the full compliance by Sellers and the Sole Shareholders with respect thereto. Sellers and the Sole Shareholders hereby agree to indemnify Buyer against and save Buyer harmless of and from all liabilities and obligations arising from any failure to fully comply with said Uniform Commercial Code - Bulk Transfers provisions.

     17. WAIVERS AND NOTICES. Any failure by any party to this

Agreement to comply with any of its obligations, agreements or covenants hereunder may be waived by the Sellers or the Sole Shareholders in the case of a default by the Buyer, and by the Buyer in the case of a default by the Sellers or the Sole Shareholders. All waivers under this Agreement and all notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or mailed certified first class mail, postage prepaid:

          (a)   If to Sellers or the Sole Shareholders:

                Frank Deckert
                11 Windmere
                Fort Walton Beach, Florida  32548

                with a copy to:

                D. Michael Chesser, Esq.
                Chesser, Wingard, Barr, Whitney, Flowers
                   and Fleet, P.A.
                1201 Eglin Parkway
                Shalimar, Florida  32579



          (b)   If to the Buyer:

                Hanger Prosthetics & Orthotics, Inc.
                7700 Old Georgetown Road (Second Floor)
                Bethesda, Maryland  20814
                Attention:  John D. McNeill, President

                with a copy to:

                Jay W. Freedman, Esq.
                Freedman, Levy, Kroll & Simonds
                1050 Connecticut Avenue, N.W.
                Washington, D.C.  20036
or to such other person or persons at such address as may be designated by written notice to the other parties hereunder.

     18. ASSIGNMENT. Buyer may assign all or any part of its obligation hereunder to Hanger Orthopedic Group, Inc. or any corporation controlled by or controlling Hanger Orthopedic Group, Inc.; provided that such assignment shall not release, revoke, amend or modify any of the obligations of Buyer under this Agreement or any other instrument to be made by Buyer at Closing.

     19. PRESS RELEASE. Sellers, the Sole Shareholders and Buyer acknowledge that, as a public company, Hanger Orthopedic Group, Inc. will be required to issue a press release or other public communication, including appropriate filings with the Securities and Exchange Commission ("SEC"), concerning this transaction.

     20. USE OF SELLERS' FINANCIAL INFORMATION. The Sellers acknowledge that upon execution of this Agreement, the financial statements relating to its operations for the past three fiscal years will be required to be included in certain filings with the SEC. Sellers and the Sole Shareholders hereby consent to the use of said financial statements in said filings.

     21. COSTS AND EXPENSES. The Buyer, the Sellers and the

Sole Shareholders shall pay all of their own respective costs and expenses including, without limitation, legal, accounting and professional fees incurred or to be incurred by such party in negotiating and preparing this Agreement and in closing and carrying out the transaction contemplated by this Agreement.

     22. MISCELLANEOUS. This Agreement can be amended only by a written instrument approved by the Sellers, the Sole Shareholders and the Buyer and signed by the duly authorized officers of all parties. This Agreement, together with the other writings delivered in connection herewith, including the Schedules and Exhibits, which are an integral part of this Agreement, embodies the entire agreement and understanding of the parties hereto and supersedes any prior agreement and understanding between the parties. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

     23.  GOVERNING LAW. This  Agreement  shall be governed by the laws of the
State of Delaware; provided, however, that the parties hereby consent to subject matter jurisdiction, personal jurisdiction and venue in the appropriate federal courts located in the Northern District, Pensacola Division, in the State of Florida.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                            SELLERS:

 Attest (Seal):                             FORT WALTON ORTHOPEDIC, INC.



 ___________________________                By:_____________________________
 Secretary                                     Ronald A. Deckert, President




 Attest (Seal):                             MOBILE LIMB & BRACE, INC.




 ___________________________                By:_____________________________
 Secretary                                     Charles R. Lee, President



                              SOLE SHAREHOLDERS:


 ________________________________             ______________________________
 Name:                                        Frank L. Deckert, Individually
 Witness



 ________________________________             ______________________________
 Name:                                        Ronald A. Deckert, Individually
 Witness



 ________________________________             ______________________________
 Name:                                        Thomas D. Deckert, Individually
 Witness

 ________________________________             ______________________________
 Name:                                        Robert P. Deckert, Individually
 Witness



 ________________________________             ______________________________
 Name:                                        Charles R. Lee, Individually
 Witness


                                            BUYER:

Attest (Seal):                              HANGER PROSTHETICS
                                              & ORTHOTICS, INC.



 ___________________________                By:_____________________________
 Richard A. Stein                              John D. McNeill
 Secretary                                     President

              AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT BETWEEN
          FORT WALTON ORTHOPEDIC, INC. AND MOBILE LIMB & BRACE, INC.,
        AS SELLERS, AND HANGER PROSTHETICS & ORTHOTICS, INC., AS BUYER


     THIS AMENDMENT NO. 1 is dated as of May 12, 1997 (the "Amendment"), to the Asset Purchase Agreement, dated as of May 8, 1997 (the "Agreement"),
between  HANGER  PROSTHETICS  &  ORTHOTICS,   INC.   ("Buyer");   FORT  WALTON
ORTHOPEDIC, INC. and MOBILE LIMB & BRACE, INC. ("Sellers"); and FRANK L. DECKERT, RONALD A. DECKERT, THOMAS D. DECKERT, ROBERT P. DECKERT and CHARLES
R. LEE ("Sole Shareholders"). All capitalized terms used herein shall have the same meanings ascribed to them under the Agreement unless otherwise provided herein.

     WHEREAS, the Agreement provides that the Closing thereunder shall be on May 9, 1997, unless otherwise agreed to by the parties; and

     WHEREAS, certain closing documents could not be executed and delivered by or on behalf of the Sellers on May 9, 1997, and, as a result the Closing could not occur on May 9, 1997; and

     WHEREAS, as of May 12, 1997, all previously undelivered closing documents have been duly and executed and delivered by or on behalf of the Sellers and Sole Shareholders to the Buyer and, as a result, the parties desire to conduct the Closing as of May 12, 1997.

     NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

     1. The foregoing introductory paragraphs are hereby incorporated as if set forth herein.

     2. The parties hereby agree that the Closing shall occur on May 12, 1997.

     3. Each of the parties hereby represents and warrants that all representations and warranties of such party that were to be true as of the Closing on May 9, 1997, including all documents dated as of May 9, 1997, are true and accurate as of the new Closing date of May 12, 1997, without any separate need to change the date on all such documents from May 9, 1997 to May 12, 1997. The parties agree that all such closing documents shall be deemed to be dated May 12, 1997, unless otherwise provided herein.

     4. The only Closing documents that shall be reissued and dated May 12, 1997, shall be the legal opinions of the respective legal counsels for the parties.

     5. Unless otherwise provided in this Amendment, all other terms of the Agreement shall remain unchanged. In the event of any inconsistency between the terms of the Agreement and this Amendment, the terms of this Amendment shall control.

     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of May 12, 1997.


                                            SELLERS:

 Attest (Seal):                             FORT WALTON ORTHOPEDIC, INC.



 ___________________________                By:_____________________________
 Secretary                                     Ronald A. Deckert, President




 Attest (Seal):                             MOBILE LIMB & BRACE, INC.




 ___________________________                By:_____________________________
 Secretary                                     Charles R. Lee, President



                              SOLE SHAREHOLDERS:


 ________________________________             ______________________________
 Name:                                        Frank L. Deckert, Individually
 Witness



 ________________________________             ______________________________
 Name:                                        Ronald A. Deckert, Individually
 Witness



 ________________________________             ______________________________
 Name:                                        Thomas D. Deckert, Individually
 Witness

 ________________________________             ______________________________
 Name:                                        Robert P. Deckert, Individually
 Witness



 ________________________________             ______________________________
 Name:                                        Charles R. Lee, Individually
 Witness


                                            BUYER:

Attest (Seal):                              HANGER PROSTHETICS
                                              & ORTHOTICS, INC.



 ___________________________                By:_____________________________
 Richard A. Stein                              John D. McNeill
 Secretary                                     President